As filed with the Securities and Exchange Commission on October 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Expro Group Holdings N.V.

(Exact name of registrant as specified in its charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	98-1107145 (I.R.S. Employer Identification No.)

1311 Broadfield Blvd., Suite 400

Houston, TX

(Address of Principal Executive Offices, Zip Code)

Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated

Expro Group Holdings International Limited 2018 Management Incentive Plan

Restricted Stock Unit Inducement Awards

(Full title of the plan)

John McAlister

General Counsel

Expro Group Holdings N.V.

1311 Broadfield Blvd., Suite 400

Houston, TX

(713) 463-9776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Tull R. Florey

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, nominal value of €0.06 per share:
Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated	862,252	$17.52 (2)	$15,106,655.04 (2)	$1,400.39 (2)
Expro Group Holdings International Limited 2018 Management Incentive Plan	6,938,742 (3)	$17.20 (4)	$119,321,400.24 (4)	$11,061.09 (4)
Restricted Stock Unit Inducement Awards	959,726 (5)	$17.52 (2)	$16,814,399.52 (2)	$1,558.69 (2)
TOTAL	8,760,720		$151,242,454.80	$14,020.18

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of common stock, nominal value of €0.06 per share (the “Common Stock”) of Expro Group Holdings N.V. (the “Registrant”) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on September 30, 2021, and assumes a six-for-one reverse stock split that we effectuated on October 1, 2021 (the “Reverse Split”).

(3)

Represents Common Stock underlying 6,804,120 options and 134,622 restricted stock units outstanding under the Expro Group Holdings International Limited 2018 Management Incentive Plan, as amended (the “2018 Plan”), assumed by the Registrant on October 1, 2021 in connection with Expro Group Holdings International Limited’s merger with a wholly-owned subsidiary of the Registrant.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on (i) with respect to shares of Common Stock underlying outstanding options granted under the 2018 Plan, the weighted average exercise price of the outstanding options and (ii) with respect to shares of Common Stock issuable under restricted stock units granted under the 2018 Plan, the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on September 30, 2021, and assumes the Reverse Split.

(5)	Represents 959,726 shares of Common Stock underlying restricted stock units granted as inducement awards for employment with the Registrant pursuant to NYSE Rule 303A.08 (the “Inducement Exception”).

EXPLANATORY NOTE

On October 1, 2021, a one-for-six reverse stock split was effected which reduced the number of shares reserved under the Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated (f/k/a the Frank’s International N.V. 2013 Long-Term Incentive Plan) (the “LTIP”) from 20,000,000 to 3,333,333. On October 1, 2021, pursuant to an Agreement and Plan of Merger dated March 10, 2021, a wholly-owned subsidiary of the Registrant merged with Expro Group Holdings International Limited (the “Merger”), and in connection with the Merger, the LTIP was amended to provide for the issuance of an additional 862,252 shares of Common Stock which were previously available for issuance under the 2018 Plan, after adjustment to reflect the reverse stock split and the exchange ratio used in the Merger.

This Registration Statement registers 862,252 additional shares of Common Stock to be issued pursuant to LTIP, as well as (i) up to 6,938,742 shares of Common Stock issuable pursuant to outstanding options and restricted stock units granted under the 2018 Plan, assumed by the Registrant in connection with the Merger (after adjustment to reflect the reverse stock split and the exchange ratio used in the Merger), and (ii) up to 959,726 shares of Common Stock issuable pursuant to the grant of stand-alone inducement restricted stock units granted on October 1, 2021 to employees of the Registrant’s newly-acquired subsidiaries pursuant to the Inducement Exception in connection with their commencement of employment with the Registrant upon consummation of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on August 6, 2021 relating to the Registrant’s Registration Statement on Form S-4 (SEC File No. 333-255496) originally filed with the Commission on April 26, 2021;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 4, 2021 and for the fiscal quarter ended June 30, 2021, filed on August 6, 2021;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 11, 2021, August 9, 2021, September 15, 2021, and October 1, 2021; and

(d)

the Description of Registrant’s Securities contained on Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 25, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association provide that to the fullest extent permissible by law and subject to certain exceptions, the Registrant will indemnify, and reimburse and hold harmless, each of the Registrant’s current and former directors and officers (and, in the case of an officer or director that is not a natural person, its affiliates, shareholders, members, managers, directors, officers, partners, employees and agents) for any and all liabilities, claims, judgments, fines and penalties incurred by such indemnitee as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative in relation to any act or omission in or related to such indemnitee’s capacity as described above and any expenses (including reasonable attorneys’ fees and litigation costs) incurred by such indemnitee in connection with any of the foregoing. The articles of association also provide that the Registrant shall use all its reasonable endeavors to provide for, and shall bear the cost of, directors’ and officers’ liability insurance on behalf of the Registrant’s indemnitees.

The Registrant has also entered into individual indemnification agreements with each of its directors and certain executive officers. The agreements provide, to the fullest extent permitted by the Registrant’s amended and restated articles of association and the law of The Netherlands, that the Registrant will indemnify the directors and executive officers against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving a director or an executive officer by reason of his or her position as director or officer.

Under the LTIP, members of the committee designated to administer the LTIP and any officer or employee of the Registrant or any of its subsidiaries acting at the direction of or on behalf of such committee shall not be personally liable for any action or determination taken or made in good faith with respect to the LTIP and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Under the 2018 Plan, the Registrant shall indemnify and defend the committee designated to administer the 2018 Plan to the maximum extent permitted by law for all actions taken on behalf of the Registrant or its related affiliates with respect to the 2018 Plan.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	English translation of the Deed of Amendment to the Articles of Association of Expro Group Holdings N.V., dated October 1, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 1, 2021).

5.1*	Opinion of NautaDutilh N.V.

23.1*	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm for Expro Group Holdings N.V. (formerly known as Frank’s International N.V.)

23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Expro Group Holdings International Limited.

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm for Expro Group Holdings International Limited.

23.5*	Consent of Ernst & Young LLP, independent auditors for Expro Group Holdings International Limited.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 1, 2021).

99.2*	Expro Group Holdings International Limited 2018 Management Incentive Plan, as amended.

99.3*	Form of Notice of Stock Option Award and Stock Option Award Agreement under the Expro Group Holdings International Limited 2018 Management Incentive Plan.

99.4*	Form of Inducement Award Restricted Stock Unit Agreement (Time-Based).

99.5*	Form of Inducement Award Restricted Stock Unit Agreement (Performance-Based).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 4th day of October 2021.

EXPRO GROUP HOLDINGS N.V.

By:	/s/ Michael Jardon
Name:	Michael Jardon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Jardon, Quinn Fanning, John McAlister and Josh Hancock, and each of them, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Jardon Michael Jardon	Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2021

/s/ Quinn Fanning Quinn Fanning	Chief Financial Officer (Principal Financial Officer)	October 4, 2021

/s/ Michael Bentham Michael Bentham	Principal Accounting Officer (Principal Accounting Officer)	October 4, 2021

/s/ Michael C. Kearney Michael C. Kearney	Chairman of the Board of Directors	October 4, 2021

/s/ Eitan Arbeter Eitan Arbeter	Director	October 4, 2021

/s/ Robert W. Drummond Robert W. Drummond	Director	October 4, 2021

/s/ D. Keith Mosing D. Keith Mosing	Director	October 4, 2021

/s/ Alan Schrager Alan Schrager	Director	October 4, 2021

/s/ Lisa Troe Lisa Troe	Director	October 4, 2021

/s/ Brian Truelove Brian Truelove	Director	October 4, 2021

/s/ Eileen Whelley Eileen Whelley	Director	October 4, 2021